Exhibit 4.12
Form of Lock-up Agreement
November [          ], 2009
Linkage Technologies International Holdings Limited
No. 16 Building, No. 12 Dinghuaimen
Nanjing 210013, People’s Republic of China
To Linkage Technologies International Holdings Limited:
     The undersigned hereby agrees that the undersigned will not, without the prior written consent of Linkage Technologies International Holdings Limited (the “Company”), offer, sell, contract to sell, pledge, or otherwise dispose of or enter into any transaction designed to dispose of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned, directly or indirectly, any ordinary shares of the Company held by and registered in the register of members of the Company in the name of the undersigned and previously held in trust through one or more declarations of trust (the “Shares”), with respect to such Shares, except that the foregoing restrictions shall not apply to the following Shares according to the schedule below:
   [Use the formula below for employees:]
•	with respect to 25% of the Shares, six (6) months from the date that is the earlier of (i) the closing date of an initial public offering of the ordinary shares or ADSs by the Company (“IPO”) and (ii) December 15, 2009 (“Commencement Date”);

•	with respect to the remaining 75% of Shares, at the rate of 4.1667% per month, from the end of the seventh (7th) month from the Commencement Date to the end of the twenty-fourth (24th) month from the Commencement Date.
   [Use the formula below for management:]
•	with respect to 1/6 of the Shares six (6) months from the date that is the earlier of (i) the closing date of an initial public offering of the ordinary shares or ADSs by the Company (“IPO”) and (ii) December 15, 2009 (“Commencement Date”);

•	with respect to the remaining 5/6 of Shares, at the rate of 2.7778% per month, from the end of the seventh (7th) month from the Commencement Date to the end of the thirty-sixth(36) month from the Commencement Date.

     For the avoidance of doubt, the undersigned confirms and acknowledges that the above restrictions shall apply to the Shares irrespective of the employment status of the undersigned with the Company.
     The above restrictions shall not apply to (i) transfers of Shares as bona fide gifts approved by the Company, provided that the donee agrees to be bound in writing by the same restrictions set forth herein, or (ii) transfers of any Share by the undersigned to an entity or trust wholly owned or controlled by the undersigned.
     If for any reason the IPO does not occur prior to July 1st, 2010, the above restrictions shall be terminated.
     Yours very truly,
     /s/
     Name of Officer or Employee